EXHIBIT 99.1

AutoZone 1st Quarter Same Store Sales Increase 3.5%; EPS Increases 14.0% to $8.29

MEMPHIS, Tenn., Dec. 8, 2015 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.4 billion for its first quarter (12 weeks) ended November 21, 2015, an increase of 5.6% from the first quarter of fiscal 2015 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 3.5% for the quarter.

Net income for the quarter increased 8.3% over the same period last year to $258.1 million, while diluted earnings per share increased 14.0% to $8.29 per share from $7.27 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 52.5% (versus 52.1% for last year's quarter). The improvement in gross margin was attributable to higher merchandise margins, partially offset by higher supply chain costs associated with current year inventory initiatives (-37 bps). Operating expenses, as a percentage of sales, were 34.2% (versus 34.0% last year). The increase in operating expenses, as a percentage of sales, was primarily due to higher domestic store payroll (-21 bps) and the impact of IMC (-16 bps), which were partially offset by the favorable comparison to last year's higher legal costs (+21 bps).

Under its share repurchase program, AutoZone repurchased 537 thousand shares of its common stock for $400 million during the first quarter, at an average price of $746 per share. At the end of the first quarter, the Company had $698 million remaining under its current share repurchase authorization.

The Company's inventory increased 7.2% over the same period last year, driven by increased product placement and new locations during the fiscal year. Inventory per location was $624 thousand versus $604 thousand last year and $610 thousand last quarter. Net inventory, defined as merchandise inventories less accounts payable, on a per location basis was a negative $66 thousand versus negative $76 thousand last year and negative $79 thousand last quarter.

"I would like to thank our entire organization for delivering another quarter of very solid financial results. We are pleased to report our thirty-seventh consecutive quarter of double digit earnings per share growth.  Our strong culture enables us to provide exceptional customer service which is a key point of differentiation.  We continued implementation of our inventory availability initiatives.  At the end of the quarter, we have expanded our increased frequency of distribution center deliveries initiative to just under 1,000 domestic AutoZone stores and expect by the end of the fiscal year to be servicing approximately 2,000 of our over 5,000 domestic AutoZone stores.  We also plan to open approximately five additional Mega Hubs by the end of the fiscal year.  Our results to date continue to meet or exceed our expectations, further confirming our new inventory deployment strategy.  While we continue to strategically invest in our business in order to support our growth, we remain committed to our disciplined approach to growing operating earnings and utilizing our capital effectively," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended November 21, 2015, AutoZone opened 22 new stores and relocated one store in the U.S., opened one new store in Mexico, opened one new store in Brazil, and opened two new IMC branches. As of November 21, 2015, the Company had 5,163 stores in 50 states in the U.S., the District of Columbia and Puerto Rico, 442 stores in Mexico, 22 IMC branches, and eight stores in Brazil for a total count of 5,635.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  IMC branches carry an extensive line of original equipment quality import replacement parts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories and performance parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com and www.imcparts.net. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, December 8, 2015, beginning at 10:00 a.m. (EST) to discuss its first quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, December 15, 2015, at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; the compromising of the confidentiality, availability or integrity of information, including cyber security attacks; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of this Annual Report on Form 10-K for the year ended August 29, 2015, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 1st Quarter Highlights - Fiscal 2016

Condensed Consolidated Statements of Operations
1st Quarter, FY2016
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	November 21, 2015	November 22, 2014

Net sales	$ 2,386,043	$ 2,260,264
Cost of sales	1,133,109	1,083,603
Gross profit	1,252,934	1,176,661
Operating, SG&A expenses	814,939	768,099
Operating profit (EBIT)	437,995	408,562
Interest expense, net	35,010	37,060
Income before taxes	402,985	371,502
Income taxes	144,873	133,192
Net income	$ 258,112	$ 238,310
Net income per share:
Basic	$ 8.46	$ 7.42
Diluted	$ 8.29	$ 7.27
Weighted average shares outstanding:
Basic	30,498	32,132
Diluted	31,138	32,761

Selected Balance Sheet Information
(in thousands)
	November 21, 2015	November 22, 2014	August 29, 2015

Cash and cash equivalents	$ 165,486	$ 117,192	$ 175,309
Merchandise inventories	3,515,703	3,280,228	3,421,635
Current assets	4,053,871	3,707,581	3,970,294
Property and equipment, net	3,537,055	3,358,064	3,505,632
Total assets (1)	8,217,528	7,697,489	8,102,349
Accounts payable	3,889,849	3,690,754	3,864,168
Current liabilities (2)	4,775,241	5,090,964	4,712,873
Total debt (1)	4,754,101	4,402,488	4,624,876
Stockholders' (deficit)	(1,778,121)	(1,662,810)	(1,701,390)
Working capital	(721,370)	(1,383,383)	(742,579)

(1) Certain balance sheet reclassifications have been made to the prior periods' financial information in order to conform to the current period's presentation due to the adoption of a new accounting standard at the end of FY15.
(2) Current liabilities and total debt both include short-term borrowings of $0 at November 21, 2015, $559,235 at November 22, 2014 and $0 at August 29, 2015. These amounts represent current debt maturities that are in excess of our revolving credit facility available capacity.

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	November 21, 2015	November 22, 2014
Net income	$ 1,180,043	$ 1,089,967
Add: Interest	148,389	162,138
Taxes	654,052	602,954
EBIT	1,982,484	1,855,059

Add: Depreciation and amortization	275,157	256,540
Rent expense	271,562	258,530
Share-based expense	40,847	38,942
EBITDAR	$ 2,570,050	$ 2,409,071

Debt (1)	$ 4,754,101	$ 4,402,488
Capital lease obligations	123,250	124,898
Add: rent x 6	1,629,372	1,551,180
Adjusted debt	$ 6,506,723	$ 6,078,566

Adjusted debt to EBITDAR	2.5	2.5

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended	12 Weeks Ended
	November 21, 2015	November 22, 2014

Depreciation and amortization	$ 66,283	$ 61,045
Capital spending	$ 86,658	$ 92,415

Cash flow before share repurchases:
Decrease in cash and cash equivalents	$ (9,823)	$ (7,293)
Subtract increase in debt, excluding deferred financing costs	128,300	78,300
Add back share repurchases	400,100	299,606
Cash flow before share repurchases and changes in debt	$ 261,977	$ 214,013

Other Selected Financial Information
(in thousands, except ROIC)
	November 21, 2015	November 22, 2014

Cumulative share repurchases ($ since fiscal 1998)	$ 15,702,286	$ 14,330,376
Remaining share repurchase authorization ($)	$ 697,714	$ 569,624

Cumulative share repurchases (shares since fiscal 1998)	139,428	137,452

Shares outstanding, end of quarter	30,271	31,826

	Trailing 4 Quarters
	November 21, 2015	November 22, 2014
Net income	$ 1,180,043	$ 1,089,967
Adjustments:
Interest expense	148,389	162,138
Rent expense	271,562	258,530
Tax effect*	(149,922)	(149,758)
After-tax return	1,450,072	1,360,877

Average debt** (1)	4,544,313	4,306,478
Average stockholders' deficit**	(1,650,849)	(1,704,876)
Add: Rent x 6	1,629,372	1,551,180
Average capital lease obligations**	126,825	112,220
Pre-tax invested capital	$ 4,649,661	$ 4,265,002

Return on Invested Capital (ROIC)	31.2%	31.9%

(1) Certain balance sheet reclassifications have been made to the prior periods' financial information in order to conform to the current period's presentation due to the adoption of a new accounting standard at the end of FY15.

* Effective tax rate over trailing four quarters ended November 21, 2015 is 35.7% and November 22, 2014 is 35.6%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 1st Quarter Fiscal 2016
Selected Operating Highlights
Condensed Consolidated Statements of Operations

Location Count & Square Footage

	12 Weeks Ended	12 Weeks Ended
	November 21, 2015	November 22, 2014
AutoZone Domestic stores (Domestic):
Store count:
Beginning domestic stores	5,141	4,984
Stores opened	22	22
Stores closed	--	--
Ending domestic stores	5,163	5,006

Relocated stores	1	1

Stores with commercial programs	4,196	3,906

Square footage (in thousands)	33,666	32,593

AutoZone Mexico stores:
Stores opened	1	4
Total stores in Mexico	442	406

AutoZone Brazil stores:
Stores opened	1	--
Total stores in Brazil	8	5

Total AutoZone stores	5,613	5,417
Square footage (in thousands)	36,981	35,605
Square footage per store	6,588	6,573

IMC branches:
Branches opened	2	--
Branches acquired	--	17
Total IMC branches	22	17

Total locations chainwide	5,635	5,434

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended	12 Weeks Ended	Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone stores (Domestic, Mexico and Brazil)	November 21, 2015	November 22, 2014	November 21, 2015	November 22, 2014
Sales per average store	$ 405	$ 399	$ 1,773	$ 1,744
Sales per average square foot	$ 61	$ 61	$ 269	$ 266

Total Auto Parts (Domestic, Mexico, Brazil, and IMC)
Total auto parts sales	$ 2,304,318	$ 2,181,532	$ 9,947,663	$ 9,294,131
% Increase vs. LY	5.6%	8.0%	7.0%	4.1%

Domestic Commercial (Excludes IMC)
Total domestic commercial sales	$ 433,313	$ 394,022	$ 1,861,360	$ 1,659,015
% Increase vs. LY	10.0%	13.0%	12.2%	10.5%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$ 81,725	$ 78,732	$ 365,456	$ 347,869
% Increase vs. LY	3.8%	6.4%	5.1%	8.5%

	12 Weeks Ended	12 Weeks Ended
	November 21, 2015	November 22, 2014
Domestic same store sales	3.5%	4.5%

Inventory Statistics (Total Locations)
	as of	as of
	November 21, 2015	November 22, 2014
Accounts payable/inventory	110.6%	112.5%

($ in thousands)
Inventory	$ 3,515,703	$ 3,280,228
Inventory per location	$ 624	$ 604
Net inventory (net of payables)	$ (374,146)	$ (410,526)
Net inventory / per location	$ (66)	$ (76)

	Trailing 5 Quarters
	November 21, 2015	November 22, 2014
Inventory turns	1.4x	1.5x

CONTACT: Financial: Brian Campbell at
         (901) 495-7005, brian.campbell@autozone.com

         Media: Ray Pohlman at
         (866) 966-3017, ray.pohlman@autozone.com